Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-101295, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976, 333-161468, 333-174416, 333-174417, 333-179638, 333-183008, 333-193903, 333-210085, 333-212716, 333-224455, 333-224456 and 333-232416) and Form S-3 (No. 333-232941) of our reports dated January 30, 2020, relating to the consolidated financial statements and the consolidated financial statement schedule of Comcast Corporation, and the effectiveness of Comcast Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2019.

/S/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
January 30, 2020